Exhibit 3.3

BY-LAWS
OF
TRULITE, INC.

(Adopted July 15, 2004)

OFFICES

Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Additional Offices. The Corporation may have such offices at such other places as the board of directors may from time to time determine or the business of the Corporation may require.

STOCKHOLDERS MEETINGS

Place of Meetings. All meetings of the stockholders shall be held at the principal executive office of the Corporation or at such other place, within or without the State of Delaware, as may be designated by the board of directors.

Annual Meetings. An annual meeting of the stockholders shall be held at such date and time as the board of directors shall designate, for the purpose of electing directors and for the transaction of such other business as may be properly brought before the meeting.

Action by Written Consent. Any action which may be taken at any meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least the minimum number of votes that would be necessary to take such action at a meeting of all of the stockholders entitled to vote.

Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding common stock shall constitute a quorum at all meetings of stockholders.

DIRECTORS

Number. All of the corporate powers shall be vested in, and the business and affairs of the Corporation shall be managed by, a board of directors. The number of directors which shall constitute the board of directors shall be not less than four nor more than seven directors. The number of directors shall be fixed from time to time by a resolution adopted by the board of directors. No director need be a stockholder.

Powers. The board of directors may exercise all such powers of the Corporation and do all such lawful acts and things that are not by law, the certificate of incorporation or these by-laws directed or required to be done by the stockholders.

Election. The directors shall be elected at each annual meeting of stockholders, and shall serve until their successors are elected and qualified. Directors shall be elected by plurality vote.

Removal. Any director or the entire board of directors may be removed at any time by the affirma-tive vote of the holders of a majority of the outstanding shares of common stock.

MEETINGS OF THE BOARD

Place of Meetings. The meetings of the board of directors may be held at such place within or without the State of Delaware as the board of directors may from time to time determine.

Meetings; Notice. Meetings of the board of directors may be held at such times as the board of directors may from time to time determine. Meetings of the board of directors may be called by or at the request of the chairman of the board, the president, any two directors, holders of at least 50% of the outstanding shares of Series A Preferred Stock, or holders of at least 50% of the outstanding shares of common stock on at least 48 hours notice to each director, either personally, by telephone, by mail, or by facsimile.

Quorum. Two-thirds of the board of directors shall be necessary to constitute a quorum for the transaction of business.

Action by Written Consent. Any action which may be taken at a meeting of the board of directors may be taken by a consent in writing signed by all of the directors and filed with the records of proceedings of the board of directors.

Meetings by Telephone or Similar Communication. Members of the board of directors may participate at and be present at any meeting of the board of directors by means of telephone conference or similar communications equipment if all persons participating in such meeting can hear and communicate with each other.

Committees. The board of directors may, by resolution passed by a majority of the whole board of directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the Corporation except as otherwise limited by law.

Standing Committee. The standing committee of the board of directors shall be the Compensation Committee, which shall have such authority and be comprised of such members as designated by the board.

OFFICERS

Designations. The officers of the Corporation shall be chosen by the board of directors and shall be the chairman of the board, a president, a secretary and a treasurer and such other officers as the board of directors may determine. Any two offices may be held by one person, provided that no person holding more than one office may sign, in more than one capacity, any certificate or other instrument required by law to be signed by two officers.

Term of Office. The officers of the Corporation shall hold office at the pleasure of the board of directors. Except as otherwise provided in the resolution of the board of directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The board of directors may remove any officer with or without cause at any time.

Chairman of the Board. The chairman of the board shall be selected among the members of the board of directors and will preside when present at all meetings of the board of directors. The chairman of the board shall be available to consult with and advise the officers of the Corporation with respect to the conduct of the business and affairs of the Corporation and shall have such other powers and duties as designated from time to time by the board of directors.

President. The president shall be the chief executive officer of the Corporation unless otherwise designated by the board of directors.. The president shall have general and active responsibility for the management of the business of the Corporation and shall be responsible for implementing all orders and resolutions of the board of directors.

Secretary. The secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose. He or she shall give, or cause to be given, notice of all meetings of the stockholders and directors and shall perform such other duties as may be prescribed by the board of directors or president.

Treasurer. The treasurer shall have the custody of the corporate funds and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors.

INDEMNIFICATION

The Corporation shall indemnify its officers and directors, and may procure insurance on behalf of its officers and directors (including in each case its former officers and directors) to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Corporation shall advance expenses (including attorneys’ fees) incurred by an officer or director (including a former officer or director) in defending any civil, criminal, administrative or investigative action, suit or proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware. Any amendment or repeal of this Article VI shall not adversely affect any indemnification or advancement of expenses rights of an officer or director of the Corporation under this Article VI with respect to any action or inaction occurring prior to the time of such amendment or repeal.

STOCK

Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by the president or a vice president of the Corporation and the secretary (or an assistant secretary) or the treasurer (or an assistant treasurer) of the Corporation evidencing the number of shares owned by him or her.

Transfers. Upon surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

AMENDMENTS

These by-laws may be amended or repealed by the board of directors or the stockholders.